FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

CARDERO RESOURCE CORP. (the “Issuer”)

Suite 1901, 1177 West Hastings Street

Vancouver, B.C.

V6E 2K3

Item 2.	Date of Material Change

January 12, 2007

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is January 12, 2007.  The press release was issued in Vancouver, British Columbia through the facilities of the Toronto Stock Exchange, Canada Stockwatch, Market News Publishing.

Item 4.	Summary of Material Change

The Issuer has completed the non-brokered private placement portion of the private placement announced on December 20, 2006.  The Issuer placed 1,500,000 units @ $1.50 per unit for gross proceeds of $2,250,000.

Item 5.	Full Description of Material Change

On January 12, 2007 the Issuer completed the non-brokered portion of the private placement announced on December 20, 2006 (the “Offering”).  The Issuer placed 1,500,000 units at a price of $1.50 per unit for gross proceeds of $2,250,000.  Each unit consisted of one common share and one-half of a transferable common share purchase warrant.  Each full warrant entitles the holder, on exercise, to purchase one additional common share at a price of $2.00 until July 12, 2008.  The Issuer also paid an aggregate cash finders fee of $152,250.00 to two finders, being 7% of the gross proceeds raised by each finder.  The brokered portion of the private placement, as announced on December 20, 2006, is expected to close later this month.

All securities issued in the Offering are subject to a hold period in Canada until July 13, 2007.

The net proceeds from the Offering are intended to be used to fund exploration programs on the Issuer’s exploration projects in Peru, Argentina and Mexico, for ongoing mineral property investigations and potential acquisitions, and for general working capital.

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this material change report, which has been prepared by management.

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding future anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, business and financing plans, business trends and future operating revenues.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate, potential and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, the inability of the Issuer to obtain any necessary permits, consents or authorizations required for its activities, the inability of the Issuer to produce minerals from its properties successfully or profitably, the inability of the Issuer to continue its projected growth, and the inability of the Issuer to raise the necessary capital or to be fully able to implement its business strategies.

This material change report does not constitute an offer to sell, or a solicitation of an offer to sell, any of the foregoing securities in the United States.  None of the foregoing securities have been and, nor will they be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

All of the Issuer’s Canadian public disclosure filings may be accessed via www.sedar.com and its United States disclosure filings via www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Issuer’s mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Marla K. Ritchie, Corporate Secretary

Business Telephone No.:  (604) 408-7488 Ext. 236

Item 9.	Date of Report

January 17, 2007